Exhibit 99.1

Revised Management’s Discussion and Analysis

The purpose of this discussion is to provide an understanding of P&G’s financial results and condition by focusing on changes in certain key measures from year to year. Management’s Discussion and Analysis (MD&A) is organized in the following sections:

•	Overview

•	Summary of 2008 Results

•	Forward-Looking Statements

•	Results of Operations

•	Segment Results

•	Financial Condition

•	Significant Accounting Policies and Estimates

•	Other Information

Throughout MD&A, we refer to measures used by management to evaluate performance including unit volume growth, net outside sales and after-tax profit. We also refer to a number of financial measures that are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP), including organic sales growth, free cash flow and free cash flow productivity. We believe these measures provide investors with important information that is useful in understanding our business results and trends. The explanation of these measures at the end of MD&A provides more details on the use and the derivation of these measures. Management also uses certain market share and market consumption estimates to evaluate performance relative to competition despite some limitations on the availability and comparability of share information. References to market share and market consumption in MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates.

On October 1, 2005, we completed the acquisition of The Gillette Company for $53.4 billion. The Gillette acquisition ultimately resulted in the creation of Grooming, a new reportable segment, primarily consisting of Gillette’s Blades and Razors and Braun businesses. Results of Gillette’s Personal Care, Oral Care and Duracell businesses were primarily subsumed within the Beauty, the Health Care and the Fabric Care and Home Care reportable segments, respectively. Our discussion of 2007 results within MD&A are in comparison to 2006 results that included the Gillette business only for the nine-month period from October 1, 2005 (the acquisition date) through June 30, 2006. We previously provided details regarding the changes to our reportable segment structure resulting from the integration of the Gillette businesses (as presented in our Form 8-K filed on October 31, 2007).

In November 2008, we completed the divestiture of our coffee business through the merger of our Folgers coffee subsidiary into The J.M. Smucker Company (“Smucker”) in an all-stock reverse Morris Trust transaction. In connection with the merger, 38.7 million shares of P&G common stock were tendered by our shareholders and exchanged for all shares of Folgers common stock. Pursuant to the merger, a Smucker subsidiary merged with and into Folgers and Folgers became a wholly owned subsidiary of Smucker.

The coffee business had historically been part of the Company’s Snacks, Coffee and Pet Care reportable segment, as well as the coffee portion of the P&G Professional (PGP) business which is included in the Fabric Care and Home Care reportable segment. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of Folgers are presented as discontinued operations and, as such, have been excluded from continuing operations and from segment results for all periods presented. The reportable segment was renamed Snacks and Pet Care to the reflect this change.

OVERVIEW

P&G’s business is focused on providing branded consumer goods products. Our goal is to provide products of superior quality and value to improve the lives of the world’s consumers. We believe this will result in leadership sales, profits and value creation, allowing employees, shareholders and the communities in which we operate to prosper.

Our products are sold in more than 180 countries primarily through mass merchandisers, grocery stores, membership club stores and drug stores. We continue to expand our presence in other channels including department stores, salons and “high frequency stores,” the neighborhood stores which serve many consumers in developing markets. We have on-the-ground operations in approximately 80 countries.

Our market environment is highly competitive, with global, regional and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products as well as retailers’ private-label brands. Additionally, many of the product segments in which we compete are differentiated by price (referred to as premium, mid-tier and value-tier products). Generally speaking, we compete with premium and mid-tier products and are well positioned in the industry segments and markets in which we operate – often holding a leadership or significant market share position.

Organizational Structure

Our organizational structure is comprised of three Global Business Units (GBUs) and a Global Operations group. The Global Operations group consists of the Market Development Organization (MDO) and Global Business Services (GBS).

Global Business Units

Our three GBUs are Beauty, Health and Well-Being, and Household Care. The primary responsibility of the GBUs is to develop the overall strategy for our brands. They identify common consumer needs, develop new product innovations and upgrades, and build our brands through effective commercial innovations, marketing and sales.

Under U.S. GAAP, the business units comprising the GBUs are aggregated into six reportable segments: Beauty; Grooming; Health Care; Snacks and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care. The following provides additional detail on our GBUs and reportable segments and the key product and brand composition within each.

GBU	Reportable Segment	% of Net Sales*	% of Net Earnings*	Key Products	Billion Dollar Brands
Beauty	Beauty	23%	22%	Cosmetics, Deodorants, Hair Care, Personal Cleansing, Prestige Fragrances, Skin Care	Head & Shoulders, Olay, Pantene, Wella
	Grooming	10%	14%	Blades and Razors, Electric Hair Removal Devices, Face and Shave Products, Home Appliances	Braun, Fusion, Gillette, Mach3
Health and Well-Being	Health Care	18%	20%	Feminine Care, Oral Care, Personal Health Care, Pharmaceuticals	Actonel, Always, Crest, Oral-B
	Snacks and Pet Care	4%	2%	Pet Food, Snacks	Iams, Pringles
Household Care	Fabric Care and Home Care	28%	28%	Air Care, Batteries, Dish Care, Fabric Care, Surface Care	Ariel, Dawn, Downy, Duracell, Gain, Tide
	Baby Care and Family Care	17%	14%	Baby Wipes, Bath Tissue, Diapers, Facial Tissue, Paper Towels	Bounty, Charmin, Pampers

*	Percent of net sales and net earnings from continuing operations for the year ended June 30, 2008 (excluding results held in Corporate).

Beauty

Beauty: We are a global market leader in beauty and compete in markets which comprise approximately $230 billion in global retail sales. Most of the beauty markets in which we compete are highly fragmented with a large number of global and local competitors. We are the global market leader in hair care with over 20% of the global market share. In skin care, we compete primarily with the Olay brand, which is the top facial skin care retail brand in the world. We are also one of the global market leaders in prestige fragrances, primarily behind the Gucci, Hugo Boss and Dolce & Gabbana fragrance brands.

Grooming: This segment consists of blades and razors, face and shave preparation products (such as shaving cream), electric hair removal devices and small household appliances. We hold leadership market share in the manual blades and razors market on a global basis and in almost all of the geographies in which we compete. Our global manual blades and razors market share is about 70%, primarily behind Mach3, Fusion, Venus and the Gillette franchise. Our electric hair removal devices and small home appliances are sold under the Braun brand in a number of markets around the world, where we compete against both global and regional competitors. Our primary focus in this area is in electric hair removal devices, such as electric razors and epilators, where we hold over 30% and over 50% of the male and female markets, respectively.

Health and Well-Being

Health Care: We compete in oral care, feminine care, and pharmaceuticals and personal health. In oral care, there are several global competitors in the market, and we have the number two market share position at approximately 20% of the global market. We are the global market leader in the feminine care category with about one-third of the global market share. In pharmaceuticals and personal health, we have approximately one-third of the global bisphosphonates market for the treatment of osteoporosis under the Actonel brand. We are the market leader in nonprescription heartburn medications and in respiratory treatments behind Prilosec OTC and Vicks, respectively.

Snacks and Pet Care: In snacks, we compete against both global and local competitors and have a global market share of approximately 10% in the potato chips market behind our Pringles brand. In pet care, we compete in several markets around the globe in the premium pet care segment, behind the Iams and Eukanuba brands. The vast majority of our pet care business is in North America, where we have about a 10% share of the market.

Household Care

Fabric Care and Home Care: This segment is comprised of a variety of fabric care products, including laundry cleaning products and fabric conditioners; home care products, including dish care, surface cleaners and air fresheners; and batteries. In fabric care, we generally have the number one or number two share position in the markets in which we compete and are the global market leader, with approximately one-third of the global market share. Our global home care market share is about 20% across the categories in which we compete. In batteries, we compete primarily behind the Duracell brand and have over 40% of the global alkaline battery market share.

Baby Care and Family Care: In baby care, we compete primarily in diapers, training pants and baby wipes, with over one-third of the global market share. We are the number one or number two baby care competitor in most of the key markets in which we compete, primarily behind Pampers, the Company’s largest brand, with annual net sales of approximately $8 billion. Our family care business is predominantly a North American business comprised primarily of the Bounty paper towel and Charmin toilet tissue brands, with U.S. market shares of over 40% and over 25%, respectively.

Global Operations

Market Development Organization

Our MDO is responsible for developing go-to-market plans at the local level. The MDO includes dedicated retail customer, trade channel and country-specific teams. It is organized along seven geographic regions: North America, Western Europe, Northeast Asia, Central & Eastern Europe/Middle East/Africa, Latin America, ASEAN/Australia/India and Greater China. Throughout MD&A, we reference business results in developing markets, which we define as the aggregate of Central & Eastern Europe/Middle East/Africa, Latin America, ASEAN/Australia/India and Greater China, and developed markets, which are comprised of North America, Western Europe and Northeast Asia.

Global Business Services

GBS provides technology, processes and standard data tools to enable the GBUs and the MDO to better understand the business and better serve consumers and customers. The GBS organization is responsible for providing world-class solutions at a low cost and with minimal capital investment.

Strategic Focus

P&G is focused on strategies that we believe are right for the long-term health of the Company and will increase returns for our shareholders. The Company’s annual financial targets are:

•	Organic sales growth of 4% to 6%. This is comprised of:

•	3% to 5% pre-Gillette organic sales growth target, plus

•	1% of growth acceleration behind revenue synergies associated with the Gillette acquisition.

•	Diluted net earnings per share (EPS) growth of 10% or better, excluding the net impact of Gillette dilution.

•	Free cash flow productivity of 90% or greater (defined as the ratio of operating cash flow less capital expenditures to net earnings).

•	Capital spending at or below 4% of net sales annually.

In order to achieve these targets, we focus on our core strengths of consumer understanding, branding, innovation, go-to-market capability and global scale and scope against the following growth areas:

•	Grow our leading brands in our biggest markets and with our winning customers.

•	Shift our portfolio mix to faster-growing businesses with higher gross margins that are less asset-intensive.

•	Grow disproportionately in developing markets and with value-concious consumers.

To sustain consistent and reliable sales and earnings growth in line with our financial targets, we have identified four key enablers:

•

Building a diversified and balanced portfolio of businesses, brands and geographies to deliver consistent, reliable top- and bottom-line growth. Our portfolio of businesses provides a unique combination of stability, scale and growth. We compete primarily in 22 global product categories and are a market leader in over two-thirds of these categories. In addition, our portfolio includes 24 brands that generate over $1 billion in annual sales and 20 brands that generate between $500 million and $1 billion in annual sales. Combined, these 44 brands account for 85% or more of our sales and profits. These brands are platforms for future innovations that will drive sales growth, expand categories for retail customers and differentiate brands in the minds of consumers. Our geographic portfolio includes a healthy balance of developed and developing market businesses. Approximately 38% of sales are generated from the United States, our home market, and developing markets account for approximately 31% of sales. We will continue to invest to grow market sizes and share in developed regions and will continue to expand our product range in faster-growing developing markets.

•

Investing in innovation and core P&G capabilities and strengths to enable us to reach more of the world’s consumers with quality, affordable products. This includes expanding our presence in markets and reaching more consumers where we are underrepresented, including value-conscious consumers.

•

Leveraging the Company’s organizational structure to drive clear focus, accountability and improved go-to-market capability. We have an organizational structure that works together to leverage our knowledge and scale at the global level with a deep understanding of the consumer and customer at the local level.

•

The GBU organizations leverage their consumer understanding to develop the overall strategy for our brands. They identify common consumer needs, develop new products and build our brands through effective marketing innovations and product upgrades. The GBU is focused on winning the “second moment of truth” - when the consumer uses the product and evaluates how well the product meets his or her expectations.

•

The MDO develops go-to-market plans at the local level, leveraging their understanding of the local consumers and customers. The MDO is focused on winning the “first moment of truth” - when a consumer stands in front of the shelf and chooses a product from among many competitive offerings.

•

Global Business Services operates as the “back office” for the GBUs and the MDO, providing cost-effective world-class technology, processes and standard data tools to better understand the business and better serve consumers and customers. GBS personnel, or highly efficient and effective third-party partners, provide these services.

•

Focusing on cost improvement and cash productivity. Each organization is evaluated on its ability to support the Company’s financial goals and increase total shareholder return. This includes an evaluation of net sales growth, earnings growth, profit margin expansion and cash productivity. Our organizations are evaluated on their ability to generate cash, for example, by increasing productivity, improving capacity utilization, meeting capital spending targets and reducing working capital required to run the business.

SUMMARY OF 2008 RESULTS

For the fiscal year ended June 30, 2008, we delivered our seventh consecutive year of sales growth and free cash flow productivity at or above our stated targets.

•	Net sales increased 9% to $81.7 billion.

•	Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased 5%, in line with our post-Gillette organic sales growth target range of 4% to 6%.

•	Every reportable segment delivered year-on-year organic sales growth.

•	Net earnings increased 17% to $12.1 billion.

•	Net earnings from continuing operations increased 17% to $11.8 billion.

•	Net earnings from discontinued operations remained consistent with the prior year at $277 million.

•	Diluted net earnings per share increased 20% to $3.64.

•	Earnings per share grew behind 11% operating profit growth.

•	Earnings per share included $0.08 from discontinued operations.

•	Cash flow from operating activities was $15.0 billion.

•	Free cash flow productivity was 99%, ahead of our 90% target.

FORWARD-LOOKING STATEMENTS

We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and other written and oral communications. All such statements, except for historical and present factual information, are “forward-looking statements,” and are based on financial data and our business plans available only as of the time the statements are made, which may become out-of-date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain and investors must recognize that events could be significantly different from our expectations.

Ability to Achieve Business Plans. We are a consumer products company and rely on continued demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers and retail trade customers. Our continued success is dependent on leading-edge innovation with respect to both products and operations and on the continued positive reputations of our brands. This means we must be able to obtain patents and respond to technological advances and patents granted to competition. Our success is also dependent on effective sales, advertising and marketing programs in an increasingly fragmented media environment. Our ability to innovate and execute in these areas will determine the extent to which we are able to grow existing sales and volume profitably, especially with respect to the product categories and geographic markets (including developing markets) in which we have chosen to focus. There are high levels of competitive activity in the environments in which we operate. To address these challenges, we must respond to competitive factors, including pricing, promotional incentives, trade terms and product initiatives. We must manage each of these factors, as well as maintain mutually beneficial relationships with our key customers, in order to effectively compete and achieve our business plans. Since our goals include a growth component tied to acquisitions, we must manage and integrate key acquisitions, such as the Gillette and Wella acquisitions, including achieving the cost and growth synergies in accordance with stated goals.

Cost Pressures. Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, cost of labor, foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects, sourcing decisions and certain hedging transactions. We also must manage our debt and currency exposure, especially in volatile countries. We need to maintain key manufacturing and supply arrangements, including sole supplier and sole manufacturing plant arrangements. We must implement, achieve and sustain cost improvement plans, including our outsourcing projects and those related to general overhead and workforce rationalization.

Global Economic Conditions. Economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend, in part, on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographic markets, as well as any political or economic disruption due to terrorist and other hostile activities.

Regulatory Environment. Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Our ability to manage regulatory, tax and legal matters (including product liability, patent, intellectual property and competition law matters) and to resolve pending legal matters within current estimates may impact our results.

RESULTS OF OPERATIONS

Net Sales

Net sales increased 9% in 2008 to $81.7 billion behind 4% unit volume growth, a favorable 5% foreign exchange impact and a positive 1% pricing impact. Favorable foreign exchange resulted primarily from the strengthening of European and other currencies relative to the U.S. dollar. Price increases were taken across a number of our businesses primarily to offset higher commodity costs. Mix had a negative 1% impact on net sales primarily due to disproportionate growth in developing regions, where selling prices are below the Company average. Each reportable segment posted year-on-year volume growth, with mid-single-digit growth in Fabric Care and Home Care, Baby Care and Family Care, Grooming and Health Care and low-single-digit growth in Beauty and Snacks and Pet Care. Each geographic region posted year-on-year volume growth except Western Europe, which was down low-single digits due to the impact of divestitures. Excluding the impact of acquisitions and divestitures, every geographic region delivered year-on-year volume growth. Volume grew primarily behind initiative activity on key brands and continued double-digit growth in developing regions. Organic sales increased 5% behind organic volume growth of 5%, which excludes the impact of acquisitions and divestitures. Each reportable segment posted year-on-year organic sales and organic volume growth.

Net sales increased 12% in 2007 to $74.8 billion. Sales were up behind 9% unit volume growth, including the impact of an extra three months of Gillette results in 2007. Organic volume increased 5%. Developing regions continued to lead the growth with double-digit increases for the year. All reportable segments increased organic volume for the year except the Snacks and Pet Care segment. Higher pricing, primarily in Grooming and Health Care, contributed 1% to sales growth. Product mix had a negative 1% impact on sales as a more premium product mix driven by the additional three months of Gillette results in 2007 was more than offset by the negative mix impact of disproportionate growth in developing markets, where the average unit sales price is lower than the Company average. Favorable foreign exchange contributed 3% to net sales growth. Organic sales increased 5% versus 2006 with all reportable segments posting year-on-year growth except the Snacks and Pet Care segment.

Operating Costs

Gross margin was down 70 basis points in 2008 to 51.6% of net sales. Commodity and energy cost increases had a negative impact on gross margin of about 200 basis points. These were largely offset by the benefits of scale leverage from volume growth and cost savings projects resulting from manufacturing efficiency improvements and product reformulations.

Gross margin was 52.3% in 2007, an increase of 50 basis points versus the prior year. Higher commodity and energy costs had a negative impact of approximately 60 basis points on gross margin. These were more than offset by scale leverage from organic volume growth, higher pricing and cost savings projects. The additional three months of the Gillette business in 2007, which has a higher gross margin than the base P&G business, drove additional gross margin improvement of approximately 30 basis points.

	YEARS ENDED JUNE 30
Comparisons as a percentage of net sales	2008	Basis Point Change	2007	Basis Point Change	2006
Gross margin	51.6%	(70)	52.3%	50	51.8%
Selling, general and administrative	31.2%	(110)	32.3%	(10)	32.4%
Operating margin	20.4%	40	20.0%	60	19.4%
Earnings from continuing opearations before income taxes	19.1%	0	19.1%	100	18.1%
Net earnings from continuing operations	14.4%	100	13.4%	70	12.7%

Total selling, general and administrative expenses (SG&A) increased 6% to $25.6 billion in 2008. The increase was driven by higher overhead and marketing spending to support business growth. SG&A as a percentage of net sales was down 110 basis points. Overhead spending was down as a percentage of net sales for the total Company and for each reportable segment primarily due to volume scale leverage, a focus on overhead productivity and incremental synergy savings from the Gillette acquisition. Marketing spending as a percentage of net sales was in line with previous year levels.

SG&A in 2007 increased 12%, or $2.5 billion, to $24.2 billion. SG&A increased primarily due to the additional three months of Gillette in 2007 and to support business growth, partially offset by overhead and media purchasing synergies from the Gillette integration. The additional three months of Gillette in 2007 accounted for approximately $1.1 billion of the increase, including approximately $160 million of incremental acquisition-related expenses. The incremental acquisition-related expenses were comprised of three additional months of intangible asset amortization resulting from revaluing intangible assets in the opening balance sheet of the acquired Gillette business, costs to restructure the business post-acquisition and other integration-related expenses. SG&A as a percentage of net sales was 32.3% in 2007, an improvement of 10 basis points versus 2006. Overhead expenses as a percentage of net sales were down due to volume scale leverage, overhead cost control and synergies from the Gillette integration. Marketing spending as a percentage of net sales in 2007 was roughly in line with prior year levels despite media purchasing synergies generated by the Gillette acquisition and a continued focus on marketing return-on-investment (ROI) programs.

Non-Operating Items

Non-operating items primarily include interest expense, divestiture gains and interest and investment income. Interest expense increased 13% to $1.5 billion in 2008 driven by a higher interest rate on our long-term borrowings and a higher debt level to fund the Company’s previously announced share repurchase program. Under this share repurchase program, which began in July 2007, the Company plans to repurchase between $24 - $30 billion of P&G stock over a three-year period. In 2007, interest expense increased 17% to $1.3 billion due to the financing costs associated with the debt issued to fund the share repurchase program executed in conjunction with the acquisition of Gillette in October 2005. The repurchase program associated with Gillette was completed in July 2006.

Other non-operating income in 2008 decreased $103 million versus the prior year period primarily due to lower current period interest income. Interest income declined in 2008 primarily due to lower interest rates and cash balances. Divestiture gains on the sale of minor brands in 2008 were in line with previous year levels. Other non-operating income increased $282 million in 2007 to $565 million primarily due to higher divestiture gains in 2007.

The effective tax rate from continuing operations declined in 2008 from 29.5% to 24.5%. Approximately 3 percentage points of this decline was due to discrete adjustments to reserves for previously existing uncertain tax positions in the U.S. and other countries. The balance of the decline was primarily driven by a more favorable geographic mix of earnings and a reduction in the German statutory tax rate, which reduced our deferred tax liabilities related to acquired intangible assets. The effective tax rate from continuing operations in 2007 was down 30 basis points versus 2006 primarily due to a more favorable country mix impact in 2007, partially offset by higher levels of reserve releases in 2006.

Net Earnings

Net earnings from continuing operations increased 17% to $11.8 billion in 2008 behind sales growth, a 40-basis point improvement in operating margin and a lower tax rate. Operating margin increased due to lower SG&A as a percentage of net sales which more than offset lower gross margin. Net earnings from continuing operations in 2007 increased 19% to $10.1 billion primarily behind sales growth, including the additional three months of Gillette results and operating margin expansion. Operating margin expanded 60 basis points primarily behind gross margin improvement.

Net earnings from discontinued operations in 2008 and 2007 were $277 million. Net earnings from discontinued operations increased $71 million in 2007 due to the negative impacts of Huricane Katrina in 2006 which reduced net sales and included incremental expenses in the coffee business.

Diluted net earnings per share in 2008 were up 20% versus the prior year to $3.64 per share, comprised of $3.56 per share from continuing operations and $0.08 per share from discontinued operations. Diluted net earnings per share growth exceeded net earnings growth due to share repurchase activity. Treasury shares in the amount of $10 billion were repurchased in 2008 under a previously announced share buyback program that started in July 2007. Gillette was modestly accretive to earnings per share results in 2008, compared to dilution of approximately $0.10 - $0.12 per share in 2007. The elimination of Gillette dilution on earnings per share drove approximately 4 percentage points of earnings per share growth in 2008. Diluted net earnings per share in 2007 increased 15% to $3.04 primarily behind earnings growth, partially offset by the impact of a net increase in the weighted average shares outstanding in 2007 versus 2006 resulting from the incremental shares issued in conjunction with the Gillette acquisition on October 1, 2005.

SEGMENT RESULTS

Results for the segments reflect information on the same basis we use for internal management reporting and performance evaluation. Within the Beauty GBU, we provide data for the Beauty and the Grooming reportable segments. In the Health and Well-Being GBU, we provide data for the Health Care and the Snacks and Pet Care reportable segments. In the Household Care GBU, we provide data for the Fabric Care and Home Care and the Baby Care and Family Care reportable segments. All references to net earnings throughout the discussion of segment results refer to net earnings from continuing operations.

The results of these reportable business segments do not include certain non-business unit specific costs such as interest expense, investing activities and certain restructuring costs. These costs are reported in our Corporate segment and are included as part of our Corporate segment discussion. Additionally, as described in Note 12 to the Consolidated Financial Statements, we have investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions and, therefore, do not consolidate them (“unconsolidated entities”). Since certain of these investments are managed as integral parts of the Company’s business units, they are accounted for as if they were consolidated subsidiaries for management and segment reporting purposes. This means pretax earnings in the business units include 100% of each pretax income statement component. In determining after-tax earnings in the business units, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply the statutory tax rates. Eliminations to adjust each line item to U.S. GAAP are included in our Corporate segment.

	Net Sales Change Drivers vs. Year Ago (2008 vs. 2007)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth
Beauty
Beauty	2%	3%	6%	0%	1%	9%
Grooming	5%	6%	7%	2%	-3%	11%
Health and Well-Being
Health Care	4%	4%	5%	1%	-1%	9%
Snacks and Pet Care	3%	3%	4%	1%	-1%	7%
Household Care
Fabric Care and Home Care	6%	6%	5%	1%	-1%	11%
Baby Care and Family Care	4%	8%	4%	1%	0%	9%
Total Company	4%	5%	5%	1%	-1%	9%

Sales percentage changes are approximations based on quantitative formulas that are consistently applied.

Beauty

Beauty

	2008	Change vs. Prior Year	2007	Change vs. Prior Year*
Volume	n/a	+2%	n/a	+4%
Net sales ($ millions)	$19,515	+9%	$17,889	+7%
Net earnings ($ millions)	$2,730	+5%	$2,611	+8%

*	The Gillette business was acquired on October 1, 2005. Therefore, the fiscal 2007 growth rates are versus a base period that included only 9 months of Gillette Beauty results (e.g., deodorants products).

Beauty net sales increased 9% in 2008 to $19.5 billion behind 2% volume growth and 6% of favorable foreign exchange. Favorable product mix had a positive 1% impact on net sales primarily due to stronger growth in skin care and prestige fragrances, which have higher than segment average unit selling prices. This more than offset the impact of disproportionate growth in developing regions, which have lower selling prices than the segment average. Skin care volume was up mid-single digits driven by growth on Olay behind the Definity and Regenerist initiatives. Our global skin care market share was up slightly, driven primarily by about a 1 point increase in our US market share. Prestige fragrances volume was up low-single digits and organic volume was up high-single digits behind new product launches on Dolce & Gabbana and Hugo Boss. Retail hair care volume was up mid-single digits, led by high-single-digit growth in developing markets. Retail hair care volume in developed regions was flat as a double-digit volume increase on Head & Shoulders was offset by a double-digit volume decline on Pantene in North America. Hair color volume increased low-single digits as growth on Nice ‘N Easy behind the Perfect 10 launch more than offset declines on other color brands. Professional hair care volume declined mid-single digits as growth from color was more than offset by declines in care and styling. Overall, global hair care market share was in line with the prior year level. Volume in deodorants was down low-single digits primarily due to competitive activity and market softness in Western Europe.

Net earnings in Beauty increased 5% to $2.7 billion in 2008 as the impact of higher sales was partially offset by a lower net earnings margin. Net earnings margin was down 60-basis points as lower gross margin and the impact of base period divestiture gains on minor brands more than offset the benefit of a lower tax rate due to geographic mix. Gross margin was down due to higher commodity costs, which more than offset the benefit of increased volume scale leverage and manufacturing cost savings projects. SG&A increased slightly as higher marketing spending as a percentage of net sales was partially offset by lower overhead spending as a percentage of net sales.

In 2007, Beauty net sales increased 7% to $17.9 billion behind 4% unit volume growth. Volume growth was driven by initiative activity across categories and continued expansion in developing regions, where volume increased high-single digits. Prestige fragrances volume was up double-digits behind The One, Boss Selection and Boss Femme fragrance initiatives and the addition of Dolce & Gabbana. Skin care volume was up high-single digits behind the Olay Definity and Regenerist product initiatives. Hair care volume grew mid-single digits as a result of product initiatives on Pantene, Head & Shoulders and Herbal Essences and continued expansion in developing regions. Beauty sales benefited from a 1% positive mix impact primarily due to disproportionate growth in prestige fragrances, which has a higher than segment average unit selling price. This was offset by higher levels of promotional activity, which resulted in a negative 1% pricing impact. Favorable foreign exchange contributed 3% to net sales. Net earnings increased 8% in 2007 to $2.6 billion primarily behind net sales growth. Earnings margin increased 15 basis points primarily due to lower SG&A as a percentage of net sales and divestiture gains on several minor Beauty brands, partially offset by the negative mix impact from lower SK-II shipments. SG&A improved as higher marketing spending as a percentage of net sales to support initiative activity was more than offset by lower overhead expenses as a percentage of net sales resulting from the benefit of volume scale leverage and Gillette-related synergy savings. SK-II shipments were down in 2007 due to the sales disruption in Asia resulting from the voluntary temporary suspension of SK-II shipments in China early in the 2007 fiscal year.

Grooming

	2008	Change vs. Prior Year	2007	Change vs. Prior Year*
Volume	n/a	+5%	n/a	+36%
Net sales ($ millions)	$8,254	+11%	$7,437	+45%
Net earnings ($ millions)	$1,679	+21%	$1,383	+63%

*	The Gillette business was acquired on October 1, 2005. Therefore, the fiscal 2007 growth rates are versus a base period that included only 9 months of Gillette Grooming results.

Grooming net sales increased 11% to $8.3 billion in 2008. Net sales were up behind 5% volume growth, a 7% favorable foreign exchange impact and a 2% positive pricing impact driven by price increases on premium shaving systems. Product mix had a negative 3% impact on net sales as positive product mix from growth on the premium-priced Fusion brand was more than offset by the impact of disproportionate growth in developing regions, where selling prices are below the segment average. Blades and razors volume increased high-single digits behind double-digit growth in developing regions driven primarily by Fusion expansion and Prestobarba3 launch. In developed regions, blades and razors volume was down low-single digits as double-digit growth on Fusion was more than offset by lower shipments of legacy shaving systems. Fusion delivered more than $1 billion in net sales for 2008, making it the Company’s 24th billion-dollar brand. Braun volume was down mid-single digits primarily due to supply constraints at a contract manufacturer, the announced exits of certain appliance businesses and the divestiture of the thermometer and blood pressure devices business.

Net earnings in Grooming were up 21% in 2008 to $1.7 billion behind net sales growth and a 170-basis point earnings margin expansion. Earnings margin improved behind lower SG&A as a percentage of net sales, partially offset by a reduction in gross margin. Gross margin declined due to higher costs incurred at a contract manufacturer on the Braun home appliance business, which more than offset benefits from higher pricing and volume scale leverage. SG&A as a percentage of net sales was down primarily due to lower overhead spending driven largely by synergies from the integration of Gillette into P&G’s infrastructure.

In 2007, net sales in Grooming increased 45% to $7.4 billion on 36% unit volume growth, including the impact of the extra three months of Gillette results in fiscal 2007. Organic sales increased 6% during the year, with organic volume up 2%. Blades and razors organic volume was up mid-single digits primarily behind the continued expansion of the Fusion razor system and growth of Mach3 in countries where Fusion has not yet launched. Fusion was launched in North America in fiscal 2006 and expanded into other markets including Western Europe in fiscal 2007. In Braun, organic volume was down low-single digits as the impact of the launches of 360 Complete and Contour razors in North America and Pulsonic razors in Germany and Japan were more than offset by lower volume on household appliances in Europe. Favorable product mix, primarily behind the launch of the premium Fusion razors, contributed 3% to net sales. Price increases taken across most shaving systems added an additional 2% to net sales and favorable foreign exchange added an additional 4%. Net earnings increased 63% in 2007 to $1.4 billion. The extra three months of Gillette results in fiscal 2007 contributed 46% of the total earnings growth. The remaining growth was due to organic sales growth and integration-driven synergy savings, partially offset by higher marketing investment behind Fusion and incremental acquisition-related charges. We incurred approximately $40 million of incremental acquisition-related charges in fiscal 2007. The incremental acquisition-related charges are primarily comprised of amortization charges from revaluing intangible assets in the opening balance sheet, partially offset by base period product costs related to revaluing Gillette’s opening inventory balance. Amortization charges were higher in fiscal 2007 due to the extra three months of Gillette results in the period.

Health and Well-Being

Health Care

	2008	Change vs. Prior Year	2007	Change vs. Prior Year*
Volume	n/a	+4%	n/a	+8%
Net sales ($ millions)	$14,578	+9%	$13,381	+13%
Net earnings ($ millions)	$2,506	+12%	$2,233	+22%

*	The Gillette business was acquired on October 1, 2005. Therefore, the fiscal 2007 growth rates are versus a base period that included only 9 months of Gillette Health Care results (e.g., Oral-B).

Health Care net sales increased 9% in 2008 to $14.6 billion behind a 4% increase in unit volume. Foreign exchange had a positive 5% impact on net sales and price increases added 1% to net sales. Disproportionate growth in developing regions, which have selling prices below the segment average, resulted in a negative 1% mix impact. Feminine care volume increased mid-single digits and organic volume was up high-single digits behind double-digit growth on Naturella and high-single digit growth on Always, which more than offset a low-single digit decline on Tampax. Our global feminine care market share increased slightly in 2008 to about 38%. Oral care volume was up mid-single digits behind initiative-driven growth on Oral-B toothbrushes and Crest. U.S. market share on Crest dentifrice was in line with the previous year. Volume in pharmaceuticals and personal health was up low-single digits as the impact of adding the Swiss Precision Diagnostics business was largely offset by lower shipments of

Actonel, Prilosec OTC and PuR. The PuR decline was from adjustments to a Whirlpool® water filters licensing agreement. Prilosec OTC volume began to decline in the third fiscal quarter of 2008 due to the recent loss of marketplace exclusivity and the entry of competing products into the market. This is expected to continue and to have an adverse effect on the results of the Health Care segment in future periods.

Net earnings in Health Care were up 12% in 2008 to $2.5 billion due to higher net sales and a 50-basis point improvement in net earnings margin. Net earnings margin increased as reduced SG&A as a percentage of net sales more than offset lower gross margin. Gross margin was down due to higher commodity costs and a less profitable mix driven primarily by disproportionate growth in developing regions and lower shipments of Prilosec OTC, which more than offset the benefit of increased volume scale leverage and manufacturing cost savings. SG&A improved primarily behind lower overhead spending as a percentage of net sales due to a focus on productivity improvement and Gillette synergy benefits.

Health Care net sales increased 13% in 2007 to $13.4 billion behind an 8% increase in unit volume. Sales and volume were up as a result of three additional months of Gillette oral care results in fiscal 2007 and growth on the base P&G business. Health Care organic sales increased 7% behind 5% organic volume growth. Oral care organic volume grew mid-single digits behind double-digit growth in developing regions, high-single-digit growth on Oral-B and the launch of Crest Pro-Health toothpaste in North America. Pharmaceuticals and personal health volume increased low-single digits behind growth on Prilosec OTC, partially offset by lower volume on Actonel due to strong competitive activity in the osteoporosis market. Our U.S. market share on Prilosec OTC increased about 1-point during the year. Feminine care volume was up high-single digits, led by double-digit growth in developing regions. Successful initiative activity in North America on the Always Clean and Fresh initiatives and product upgrades on Tampax Pearl more than offset the impact of strong competitive activity in Western Europe and Northeast Asia, resulting in a 1-point increase in our global feminine care market share. Pricing, primarily in pharmaceuticals and personal health, contributed 2% to segment net sales growth. A more premium product mix added an additional 1% to net sales as disproportionate growth on Crest Pro-Health in North America more than offset the negative impact from higher relative growth in developing regions. Foreign exchange had a positive 2% impact on net sales. Net earnings grew 22% to $2.2 billion in 2007 behind organic sales growth, the additional three months of Gillette oral care results and earnings margin expansion. Earnings margin increased 120 basis points behind increased gross margin on our base business and lower SG&A as a percentage of net sales. SG&A improved primarily due to lower overhead expenses as a percentage of net sales resulting from volume scale leverage, Gillette synergy savings and lower research and development costs in our pharmaceuticals business driven by further leveraging external R&D networks and higher clinical milestone payments in the base period.

Snacks and Pet Care

	2008	Change vs. Prior Year	2007	Change vs. Prior Year
Volume	n/a	+3%	n/a	-2%
Net sales ($ millions)	$3,204	+7%	$2,985	+0%
Net earnings ($ millions)	$261	+7%	$244	+5%

Snacks and Pet Care net sales increased 7% to $3.2 billion in 2008. Net sales grew behind a 3% volume increase, a positive 1% price impact resulting from price increases in pet care and a 4% favorable foreign exchange impact. Product mix had a negative 1% impact on net sales from an increase in snacks volume, which has lower selling prices than the segment average. Snacks volume was up high-single digits behind the launch of Rice Infusion in Western Europe and Extreme Flavors and Pringles Stix in North America. In pet care, volume was down low-single digits due to negative impacts from the voluntary wet pet food recall in the U.S. in March 2007 that contributed to about a 1% decline in our U.S. market share.

Net earnings in Snacks and Pet Care were up 7% to $261 million in 2008 due to sales growth. Operating margin was consistent with the prior year as lower gross margin was offset by improved SG&A expenses as a percentage of net sales. Gross margin was down as higher commodity costs across the segment more than offset price increases, base period pet food recall impacts and manufacturing cost savings. SG&A decreased as a percentage of net sales due to reductions in both overhead and marketing spending as a percentage of net sales.

Snacks and Pet Care net sales in 2007 remained consistent with the prior year at $3.0 billion on a 2 % decline in unit volume. Snacks volume was in line with the prior year. Pet care volume was down mid-single digits versus the year-ago period due to strong competitive activity and the impacts of a voluntary recall. In March 2007, we voluntarily recalled certain Iams and Eukanuba wet pet foods to help ensure maximum pet safety following the discovery of contaminated materials at a pet food supplier. Foreign exchange had a positive 2% impact on net sales. Net earnings in 2007 increased 5% to $244 million. Earnings increased primarily due to a lower tax rate. Operating margin was consistent with the prior year as lower gross margin from higher commodity cost was offset by reduced SG&A expense as a percentage of net sales.

Household Care

Fabric Care and Home Care

	2008	Change vs. Prior Year	2007	Change vs. Prior Year*
Volume	n/a	+6%	n/a	+10%
Net sales ($ millions)	$23,714	+11%	$21,355	+14%
Net earnings ($ millions)	$3,411	+9%	$3,119	+20%

*	The Gillette business was acquired on October 1, 2005. Therefore, the fiscal 2007 growth rates are versus a base period that included only 9 months of Gillette Fabric Care and Home Care results (e.g., batteries).

Fabric Care and Home Care net sales in 2008 increased 11% to $23.7 billion. Volume was up 6%, price increases added 1% and favorable foreign exchange added 5% to net sales growth. This was partially offset by a negative 1% mix impact primarily from disproportionate growth in developing regions and a shift toward large sizes in fabric care, both of which have selling prices below the segment average. Fabric care volume increased mid-single digits behind high-single-digit growth in developing regions and mid-single-digit growth in developed regions. Growth was driven by the liquid laundry detergent compaction launch in North America and initiative activity on Tide, Gain, Ariel and Downy. Home care volume was up mid-single digits due to double-digit growth in developing regions and high-teens growth on Febreze from the launch of Febreze Candles. Batteries volume was up mid-single digits behind double-digit growth in developing regions and mid-single-digit growth in developed regions.

Net earnings in Fabric Care and Home Care increased 9% to $3.4 billion in 2008 primarily behind higher net sales. Net earnings margin was down 20 basis points primarily due to lower gross margin, partially offset by a reduction in SG&A as a percentage of net sales. Gross margin was down due to higher commodity costs, which more than offset benefits from pricing, increased volume scale leverage and manufacturing cost savings projects. SG&A improved as a percentage of net sales due to lower overhead spending as a percentage of net sales resulting from a focus on overhead productivity improvements.

Fabric Care and Home Care net sales increased 14% in 2007 to $21.4 billion. Sales growth was driven by a 10% increase in volume, a 3% favorable foreign exchange impact and a 1% positive pricing impact. The extra three months of batteries results in fiscal 2007 contributed 3% to the segment’s sales growth and 2% to segment volume growth. Volume was up high-single digits in both fabric care and home care led by double-digit growth in developing regions. In developed regions, fabric care volume grew mid-single digits and home care volume grew high-single digits behind product initiatives such as Tide Simple Pleasures, Gain Joyful Expressions, Febreze Noticeables, upgrades on Swiffer and the launch of Fairy auto-dishwashing in Western Europe. Our market share in both fabric care and home care increased by about 1 point globally during the year. In batteries, organic volume increased mid-single digits behind high-single-digit developing region growth from expanded distribution in high-frequency stores in Latin America. Net earnings in 2007 were up 20% to $3.1 billion behind organic sales growth, the additional three months of batteries results and an 80-basis point improvement in net earnings margin. Earnings margin improved behind higher gross margin and lower SG&A as a percentage of net sales. The gross margin improvement was driven by scale benefits of volume growth and cost savings projects that more than offset higher commodity costs. SG&A improved primarily behind lower overhead expenses as a percentage of net sales resulting from volume scale leverage and Gillette synergy savings.

Baby Care and Family Care

	2008	Change vs. Prior Year	2007	Change vs. Prior Year
Volume	n/a	+4%	n/a	+5%
Net sales ($ millions)	$13,898	+9%	$12,726	+6%
Net earnings ($ millions)	$1,728	+20%	$1,440	+11%

Baby Care and Family Care net sales increased 9% in 2008 to $13.9 billion. Volume was up 4%, including the impact of the Western European family care divestiture. Price increases contributed 1% to net sales and foreign exchange had a positive 4% impact on net sales. Organic volume and organic sales, which exclude the impacts of the Western European family care divestiture and foreign exchange, both grew 8%. Organic volume growth was balanced across the segment with high-single-digit growth in both baby care and family care. Baby care volume in developed regions was up mid-single digits behind growth on the Pampers Baby Stages of Development and on the Baby Dry Caterpillar Flex initiative. In developing regions, baby care volume was up double-digits behind continued growth on Pampers. Baby care market share in the U.S. was up nearly 1 point to about 29%. Family care volume was down low-single digits due to the divestiture of the Western European family care business but was up high-single digits on an organic basis behind the Bounty and Charmin product restages. U.S. market share on both Bounty and Charmin was up over 1 point to about 45% and 28%, respectively.

Net earnings in Baby Care and Family Care were up 20% to $1.7 billion in 2008 behind higher net sales and earnings margin expansion. Net earnings margin improved 110 basis points primarily behind higher gross margin and lower SG&A as a percentage of net sales. Gross margin was up due to a more profitable product mix following the Western Europe family care divestiture, the benefit of increased volume scale leverage, pricing and manufacturing cost savings projects, which more than offset higher commodity and energy costs. SG&A improved as a percentage of net sales due to lower overhead spending as a percentage of net sales, partially offset by higher marketing expenses as a percentage of net sales.

Baby Care and Family Care net sales increased 6% in 2007 to $12.7 billion behind 5% unit volume growth. Baby care volume grew mid-single digits with developing regions up double digits. In developed regions, baby care volume was up low-single digits as growth on Pampers Baby Stages of Development and Baby Dry Caterpillar Flex more than offset softness on Pampers in Western Europe and Luvs in North America from lower competitor pricing of both branded and private label products. Family care volume increased mid-single digits behind product performance upgrades on Bounty and continued growth on Bounty and Charmin Basic products. Disproportionate growth on baby care in developing regions and on the Basic tier products, which have a lower average selling price, led to a negative 1% mix impact. Favorable foreign exchange contributed 2% to sales growth. Net earnings in Baby Care and Family Care increased 11% to $1.4 billion in 2007 behind net sales growth and a 50-basis point improvement in net earnings margin. Earnings margin increased as lower SG&A as a percentage of net sales more than offset a reduction in gross margin. Gross margin was down slightly as manufacturing cost savings and volume scale leverage were more than offset by the impact of higher pulp costs and a less profitable product mix. SG&A improved as a percentage of net sales due to lower overhead expenses from volume scale leverage and a reduction in marketing expenses as a percentage of net sales.

Corporate

Corporate includes certain operating and non-operating activities not allocated to specific business units. These include: the incidental businesses managed at the corporate level; financing and investing activities; other general corporate items; the historical results of certain divested brands and categories, including certain Gillette brands that were divested as required by regulatory authorities in relation to the Gillette acquisition; and certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce rationalization. Corporate also includes reconciling items to adjust the accounting policies used in the segments to U.S. GAAP. The most significant reconciling items include income taxes (to adjust from statutory rates that are reflected in the segments to the overall Company effective tax rate), adjustments for unconsolidated entities (to eliminate sales, cost of products sold and SG&A for entities that are consolidated in the segments but accounted for using the equity method for U.S. GAAP) and minority interest adjustments for subsidiaries where we do not have 100% ownership. Since both unconsolidated entities and less than 100% owned subsidiaries are managed as integral parts of the Company, they are accounted for similar to a wholly owned subsidiary for management and segment purposes. This means our segment results recognize 100% of each income statement component through before-tax earnings in the segments, with eliminations for unconsolidated entities in Corporate. In determining segment after-tax net earnings, we apply the statutory tax rates (with adjustments to arrive at the Company’s effective tax rate in Corporate) and eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest.

Corporate net sales primarily reflect the adjustment to eliminate the sales of unconsolidated entities included in business unit results. Net sales decreased $474 million primarily driven by higher adjustments to eliminate the impact of joint venture net sales for unconsolidated entities that are reflected as sales in the business segments. These adjustments increased due to sales growth of existing unconsolidated entities and the addition of the Swiss Precision Diagnostics business. In 2008, net earnings in Corporate increased $450 million. The increase was driven primarily by a lower tax rate resulting from the net benefits of adjustments to reserves for uncertain tax positions.

Corporate segment net earnings declined $230 million in 2007 primarily due to higher interest expenses and higher Gillette integration costs. Interest expense was up $185 million primarily due to the financing costs associated with the debt issued to fund the share repurchase program announced in conjunction with the Gillette acquisition.

FINANCIAL CONDITION

We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates.

Operating cash flow provides the primary source of funds to finance operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and “tack-on” acquisitions to complement our portfolio of brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.

Operating Activities

Operating cash flow was $15.0 billion in 2008, an increase of 12% over the prior year. Both operating cash flow and the increase in operating cash flow over the prior year resulted primarily from higher net earnings and non-cash charges (depreciation and amortization, stock-based compensation and deferred income taxes). Working capital balances increased primarily to support business growth resulting in a net use of cash. Inventory days on hand increased by 8 days primarily due to foreign exchange and higher material costs, partially offset by accounts receivable and accounts payable impacts. Accounts payable days were up 4 days due to higher material values and increased capital expenditures in the fourth quarter. Accounts receivable days were down 2 days primarily due to the harmonization of Gillette trade terms, which historically carried longer payment terms than P&G. Cash flow from discontinued operations contributed $263 million to operating cash flow.

Operating cash flow in 2007 increased 18% to $13.4 billion. Operating cash flow increased as a result of higher net earnings, including the benefit of an additional three months of Gillette in 2007. Net earnings, adjusted for non-cash items (primarily depreciation and amortization, share-based compensation and deferred income taxes) was partially offset by cash used to fund working capital. Working capital increased in 2007 primarily to support business growth. Cash flow from discontinued operations contributed $303 million to operating cash flow.

Free Cash Flow. We view free cash flow as an important measure because it is one factor impacting the amount of cash available for dividends and discretionary investment. It is defined as operating cash flow less capital expenditures and is one of the measures used to evaluate senior management and determine their at-risk compensation. In 2008, free cash flow was $12.0 billion, compared to $10.5 billion in 2007. Free cash flow increased primarily as a result of higher operating cash flow. Capital expenditures increased from $2.9 billion in 2007 to $3.0 billion in 2008 representing 3.7% of net sales. Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 99% in 2008, ahead of the Company’s 90% target.

In 2007, free cash flow was $10.5 billion, compared to $8.7 billion in 2006 as a result of higher operating cash flow. Free cash flow productivity was 101% in 2007.

Investing Activities

Net investing activities used $2.5 billion of cash in both 2008 and 2007.

Acquisitions. Acquisitions used $381 million of cash in 2008 primarily for the acquisition of Frederic Fekkai, a premium hair care brand, in Beauty. In 2007, acquisitions used $492 million of cash for several minor transactions, primarily in Beauty and Health Care, including the Swiss Precision Diagnostics business.

Capital Spending. We view capital spending efficiency as a critical component of our overall cash management strategy. Capital expenditures in 2008 were $3.0 billion, compared to $2.9 billion in 2007. Capital spending as a percentage of net sales was 3.7% in 2008, compared to 3.9% in 2007. Capital spending for the Company’s discontinued coffee business was $30 million and $51 million in 2008 and 2007, respectively.

Proceeds from Asset Sales. Proceeds from asset sales were $928 million in 2008 primarily behind the sale of our Western Europe family care business as well as several minor Beauty and Health Care divestitures. In 2007, proceeds from asset sales were $281 million primarily due to the divestitures of Pert in North America, Sure and several non-strategic minor Beauty brands.

Financing Activities

Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share increased 13% to $1.45 per share in 2008. This increase represents the 52nd consecutive fiscal year the Company has increased its common share dividend. Total dividend payments to both common and preferred shareholders were $4.7 billion, $4.2 billion and $3.7 billion in 2008, 2007 and 2006, respectively.

Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment and financing plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt was $36.7 billion in 2008, $35.4 billion in 2007 and $38.1 billion in 2006. Debt increased in 2008 primarily to fund the Company’s treasury share repurchase program discussed below. The decrease in debt in 2007 was primarily due to the utilization of operating cash flow to pay down existing balances.

Liquidity. Our primary source of liquidity is cash generated from operations. We believe internally generated cash flows adequately support business operations, capital expenditures and shareholder dividends, as well as a level of other discretionary cash uses (e.g., for minor acquisitions or share repurchases).

We are able to supplement our liquidity needs, as required, with broad access to financing in capital markets and four bank credit facilities. Broad access to financing includes commercial paper programs in multiple markets at favorable rates given our strong credit ratings (including separate U.S. dollar and Euro multicurrency programs).

We maintain four bank credit facilities: a $6 billion 364-day facility expiring in August 2008, a $6 billion 5-year facility expiring in August 2012, a $3 billion 5-year facility expiring in August 2012 and a $1.8 billion 364-day facility expiring in June 2009. The facility expiring in August 2008 is no longer needed and is not planned to be replaced. The remaining credit facilities are in place to support our ongoing commercial paper program and can be extended for certain periods of time as specified in, and in accordance with, the terms of each credit agreement. We anticipate that these facilities will remain largely undrawn for the foreseeable future. These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. In addition to these credit facilities, we have an automatically effective registration statement on Form S-3 filed with the SEC that is available for registered offerings of short- or long-term debt securities.

The Company’s Moody’s and Standard & Poor’s (S&P) short-term credit ratings are P-1 and A-1+, respectively. Our Moody’s and S&P long-term credit ratings are Aa3 with a negative outlook and AA- with a stable outlook, respectively.

Treasury Purchases. Total share repurchases in 2008 were $10.0 billion, nearly all of which were made under our publicly announced share repurchase plan. Under this plan, which began in July 2007, the Company expects to repurchase $24 - 30 billion of Company shares at a rate of $8 - 10 billion per year. Total share repurchases in 2007 were $5.6 billion.

Guarantees and Other Off-Balance Sheet Arrangements. We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, which we believe could have a material impact on financial condition or liquidity.

Contractual Commitments. The following table provides information on our contractual commitments as of June 30, 2008.

(in millions of dollars)	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Recorded liabilities
Total debt	$36,321	$13,063	$5,426	$3,807	$14,025
Capital leases	407	55	90	76	186
Unrecognized tax benefit(1)	318	318	—	—	—
Other
Interest payments relating to long-term debt	13,084	1,230	1,921	1,746	8,187
Operating leases(2)	1,656	299	528	381	448
Minimum pension funding(3)	1,401	575	826	—	—
Purchase obligations(4)	4,326	1,205	1,662	1,096	363
Total Contractual Commitments	57,513	16,745	10,453	7,106	23,209

(1)	As of June 30, 2008, the Company’s Consolidated Balance Sheet reflects a liability for unrecognized tax benefits of $3.4 billion, including $811 of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for unrecognized tax benefits beyond one year, a reasonable estimate of the period of cash settlement for the next twelve months beyond the balance sheet date of June 30, 2008, can not be made.

(2)	Operating lease obligations are shown net of guaranteed sublease income.

(3)	Represents future pension payments to comply with local funding requirements. The projected payments beyond fiscal year 2011 are not currently determinable.

(4)	Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. Approximately 36% relates to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that are particularly important. These include revenue recognition, income taxes, certain employee benefits, acquisitions, and goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company. In the case of revenue recognition, these policies simply represent required accounting and there is minimal judgment or estimation involved. In other areas, they may represent a choice between acceptable accounting methods or may require substantial judgment or estimation in their application.

Due to the nature of our business, these estimates generally are not considered highly uncertain at the time of estimation, meaning they are not expected to result in changes that would materially affect our financial condition, results of operations or cash flows in any given year.

The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company’s Board of Directors.

Revenue Recognition

Most of our revenue transactions represent sales of inventory, and we recognize revenue when title, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales within the same period that the revenue is recognized. We offer sales incentives to customers and consumers through various programs, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of sales. Given the nature of our business, revenue recognition practices do not contain estimates that materially affect results of operations.

Income Taxes

Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items to be included in the tax return at different times than the items are reflected in the financial statements. Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities.

Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet been recognized in our financial statements or assets recorded at fair value in business combinations for which there was no corresponding tax basis adjustment.

Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.

We operate in multiple jurisdictions with complex regulatory environments subject to different interpretations by the taxpayer and respective governmental taxing authorities. In certain of these jurisdictions we may take positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. We evaluate our tax positions and establish liabilities in accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). We review these tax uncertainties in light of the changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly. We have a number of audits in process in various jurisdictions. Although the resolution of these tax positions is uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.

Because there are a number of estimates and assumptions inherent in calculating the various components of our tax provision, certain changes or future events such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on those estimates and our effective tax rate.

Employee Benefits

We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for the underlying plans. Our assumptions reflect our historical experiences and management’s best judgment regarding future expectations. In accordance with U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.

The expected return on plan assets assumption is important, since many of our defined benefit plans and our primary OPEB plan are funded. The process for setting the expected rates of return is described in Note 9 to the Consolidated Financial Statements. For 2008, the average return on assets assumption for pension plan assets and OPEB assets was 7.4% and 9.3%, respectively. A change in the rate of return of 0.5% for both pension and OPEB assets would impact annual benefit expense by less than $50 million after tax.

Since pension and OPEB liabilities are measured on a discounted basis, the discount rate is a significant assumption. Discount rates used for our U.S. defined benefit and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans of 6.3% represents a weighted average of local rates in countries where such plans exist. A 0.5% change in the discount rate would impact annual after-tax benefit expense by less than $50 million. The rate on the OPEB plan of 6.9% reflects the higher interest rates generally applicable in the U.S., which is where a majority of the plan participants receive benefits. A 0.5% change in the discount rate would impact annual after-tax OPEB expense by less than $10 million.

Certain defined contribution pension and OPEB benefits in the U.S. are funded by the Employee Stock Ownership Plan (ESOP), as discussed in Note 9 to the Consolidated Financial Statements.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our Consolidated Financial Statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Determining the useful life of an intangible asset also requires judgment. Certain brand intangibles are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired brands are expected to have determinable useful lives. Our assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Our estimates of the useful lives of determinable-lived intangibles, primarily including brands, technologies and customer relationships, are primarily based on these same factors. All of our acquired technology and customer-related intangibles are expected to have determinable useful lives.

Other significant estimates associated with the accounting for acquisitions include exit costs. Provided certain criteria are met, exit costs related to acquired operations are treated as assumed liabilities. If those criteria are not met, the costs are treated as operating expenses of the combined company as incurred. Exit costs, consisting primarily of severance costs, facility closure and other exit costs related to redundant manufacturing, selling, general and administrative functions, are based upon plans that have been committed to by management but which are subject to refinement. Significant estimates and assumptions inherent in the calculation of exit costs relate to the number of employees that will be terminated, future costs to operate and eventually vacate duplicate facilities and costs to terminate agreements. These estimates and assumptions may change as we execute approved plans. Decreases to the estimated costs are generally recorded as an adjustment to goodwill. Increases to the estimates are generally recorded as an adjustment to goodwill during the purchase price allocation period (generally within one year of the acquisition date) and as operating expenses thereafter.

Goodwill and Intangible Assets

Acquired intangible assets may represent indefinite-lived assets (e.g., certain trademarks or brands), determinable-lived intangibles (e.g., certain trademarks or brands, customer relationships, patents and technologies) or residual goodwill. Of these, only the costs of determinable-lived intangibles are amortized to expense over their estimated life. The value of indefinite-lived intangible assets and residual goodwill is not amortized, but is tested at least annually for impairment. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangibles. We test goodwill for impairment, at least annually, by reviewing the book value compared to the fair value at the reportable unit level. We test individual indefinite-lived intangibles at least annually by reviewing the individual book values compared to the fair value. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in the Company’s impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other marketplace participants. When certain events or changes in operating conditions occur, indefinite-lived intangible assets may be reclassified to a determinable life asset and an additional impairment assessment may be performed. We did not recognize any material impairment charges for goodwill or intangible assets during the years presented.

The recorded value of goodwill and intangible assets from recently acquired businesses are derived from more recent business operating plans and macroeconomic environmental conditions and therefore are more susceptible to an adverse change that could require an impairment charge. Indefinite-lived intangible assets totaled $27.9 billion at June 30, 2008, of which $24.7 billion represent recently acquired Gillette intangible assets. The Gillette indefinite-lived intangible assets were recorded at estimated fair values as of the acquisition date. Total goodwill is $59.8 billion at June 30, 2008, of which $38.0 billion results from the Gillette acquisition. Such goodwill reflects the residual amount from a purchase price allocation as of the acquisition date. Because the Gillette intangible and goodwill amounts represent current values as of the relatively recent acquisition date, such amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate.

New Accounting Pronouncements

As more fully discussed in Notes 1 and 10 to the Consolidated Financial Statements, on July 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for a position in accordance with FIN 48 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

As more fully discussed in Notes 1 and 9 to the Consolidated Financial Statements, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (SFAS 158) at June 30, 2007. SFAS 158 requires companies to recognize the over-funded and under-funded status of defined benefit pension and other postretirement plans as assets or liabilities on their balance sheets and to recognize previously unrecognized changes in that funded status, in the year in which changes occur, through other comprehensive income in shareholders’ equity.

In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The standard, as amended, is effective for the Company beginning July 1, 2008, for certain financial assets and liabilities and beginning July 1, 2009, for non-financial assets and liabilities recognized or disclosed at fair value on a nonrecurring basis. We believe that the adoption of SFAS 157 will not have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (SFAS 141(R)) and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS 160). SFAS 141(R) and SFAS 160 revise the method of accounting for a number of aspects of business combinations and noncontrolling interests, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post acquisition exit activities of acquired businesses. SFAS 141(R) and SFAS 160 will be effective for the Company during our fiscal year beginning July 1, 2009.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 impacts disclosures only and will provide additional qualitative and quantitative information on the use of derivatives and their impact on an entity’s financial position, financial performance, and cash flows. SFAS 161 will be effective for the Company beginning January 1, 2009.

No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.

OTHER INFORMATION

Hedging and Derivative Financial Instruments

As a multinational company with diverse product offerings, we are exposed to market risks such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate our exposures on a global basis to take advantage of the direct netting opportunities and of currency, interest rate and commodity correlations that exist within the portfolio. For the remaining exposures, we enter into various derivative transactions in accordance with the Company’s hedging policies that are designed to partially, or entirely, offset changes in the underlying exposures being hedged. We do not hold or issue derivative financial instruments for speculative trading purposes. Note 6 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for financial instruments.

Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate, currency rate and commodity price exposures discussed below are based on the CorporateManager ™ value-at-risk model using a one-year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2008. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.

Our market risk exposures relative to interest rates, currency rates and commodity prices, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near term.

Interest Rate Exposure on Financial Instruments. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company’s foreign net investments.

Based on our overall interest rate exposure as of and during the year ended June 30, 2008, including derivative and other instruments sensitive to interest rates, we believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would not materially affect our financial statements.

Currency Rate Exposure on Financial Instruments. Because we manufacture and sell products in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. The primary purpose of our currency hedging activities is to reduce the risk that our financial position will be adversely affected by short-term changes in exchange rates. Corporate policy prescribes the range of allowable hedging activity. We primarily use forward contracts and options with maturities of less than 18 months.

In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions. We also use purchased currency options with maturities of generally less than 18 months and forward contracts to hedge against the effect of exchange rate fluctuations on intercompany royalties and to offset a portion of the effect of exchange rate fluctuations on income from international operations.

Based on our overall currency rate exposure as of and during the year ended June 30, 2008, we believe, at a 95% confidence level based on historical currency rate movements, the impact of a near-term change in currency rates on derivative and other instruments would not materially affect our financial statements.

Commodity Price Exposure on Financial Instruments. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. In addition to fixed price contracts, we use futures, options and swap contracts to manage the volatility related to the above exposures.

Based on our overall commodity price exposure as of and during the year ended June 30, 2008, we believe, at a 95% confidence level based on historical commodity price movements, the impact of a near-term change in commodity prices on derivative and other instruments would not materially affect our financial statements.

Measures Not Defined By U.S. GAAP

Our discussion of financial results includes several “non-GAAP” financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in MD&A, we have provided the comparable GAAP measure in the discussion. These measures include:

Organic Sales Growth. Organic sales growth measures sales growth excluding the impacts of foreign exchange, acquisitions and divestitures from year-over-year comparisons. The Company believes this provides investors with a more complete understanding of underlying results and trends by providing sales growth on a consistent basis.

The following table provides a numerical reconciliation of organic sales growth to reported net sales growth for fiscal 2008:

	Total Company	Beauty	Grooming	Health Care
Reported net sales growth	9%	9%	11%	9%
Acquisitions & divestitures impact	+1%	+1%	0%	-1%
Foreign exchange impact	-5%	-6%	-7%	-5%

Organic sales growth	5%	4%	4%	3%

	Snacks and Pet Care	Fabric Care and Home Care	Baby Care and Family Care
Reported net sales growth	7%	11%	9%
Acquisitions & divestitures impact	0%	0%	+3%
Foreign exchange impact	-4%	-5%	-4%

Organic sales growth	3%	6%	8%

The following table provides a numerical reconciliation of organic sales growth to reported net sales growth for fiscal 2007:

	Total Company	Grooming	Health Care
Reported net sales growth	12%	45%	13%
Acquisitions & divestitures impact	-4%	-35%	-4%
Foreign exchange impact	-3%	-4%	-2%

Organic sales growth	5%	6%	7%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. The Company views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s target is to generate free cash flow at or above 90% of net earnings. Free cash flow productivity is one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The following table provides a numerical reconciliation of free cash flow:

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
2008	$15,008	$(3,046)	$11,962	$12,075	99%
2007	$13,410	$(2,945)	$10,465	$10,340	101%